Filed pursuant to Rule 433
Registration No.: 333-161696
October 8, 2009
Lexicon Pharmaceuticals, Inc.
$50,000,000
33,333,333 Shares of Common Stock

Issuer:	Lexicon Pharmaceuticals, Inc.

Symbol:	LXRX

Size:	$50,000,000.00

Total Shares Offered:	33,333,333 Shares of Common Stock

Greenshoe Offered by Issuer:	2,984,111 Shares of Common Stock

Price to Public:	$1.50 per share

Trade Date:	October 8, 2009

Closing Date:	October 14, 2009

CUSIP No:	528872104

Underwriters:	Morgan Stanley & Co. Incorporated
Thomas Weisel Partners LLC

Invus, L.P., the largest shareholder of Lexicon Pharmaceuticals, Inc., has agreed to purchase 13,439,257 of the 33,333,333 shares of Common Stock offered directly from Lexicon Pharmaceuticals, Inc. at the per share price to the public set forth above.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-(866) 718-1649, or by emailing prospectus@morganstanley.com.